Exhibit 99.1

Kewaunee Scientific Reports Results for Third Quarter

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III (704) 871-3274

STATESVILLE, N.C. March 3, 2020 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its third quarter of fiscal year 2020, ended January 31, 2020.

Sales for the quarter were $34,225,000, a 5.7% increase from sales of $32,372,000 in the prior year third quarter. Domestic sales for the quarter were $26,699,000, up 5.9% from sales of $25,217,000 in the third quarter of last year. International sales for the quarter were $7,526,000, up 5.2% from sales of $7,155,000 in the third quarter last year. The increase in Domestic sales was a result of increased activity in the Company’s dealer and distribution sales channels. International sales increased year-over-year as a result of continued deliveries of a large order in the Middle East market.

Pre-tax loss for the quarter was $2,251,000 compared to a profit of $35,000 for the prior year period. Profitability was negatively impacted during the quarter by a restructuring that was initiated and substantially completed within the quarter, higher operating costs due to equipment down-time and a lighter manufacturing load in the quarter. Profitability was also negatively impacted by a strategic order in the Middle East that the Company aggressively secured over two years ago at lower than normal margins. The Company also elected to close its China operations, resulting in a one-time charge in the quarter for exiting the Chinese market.

Net earnings for the third quarter were a loss of $1,918,000, or $0.70 per diluted share, as compared to a loss of $22,000, or $0.01 per diluted share, for the third quarter ended January 31, 2019.

The Company’s order backlog was $93 million at January 31, 2020, as compared to $101 million at April 30, 2019 and $96 million at January 31, 2019. The Company continues to have a strong volume of outstanding quotations globally and is aggressively pursuing these projects.

Total cash on hand was $6.1 million at the end of the quarter, as compared to $11.4 million at the end of the third quarter last year. Working capital was $27.7 million, as compared to $36.1 million at the end of the third quarter last year. Short-term debt and interest rate swaps were $4.0 million at the end of the quarter, as compared to $5.1 million at the end of the third quarter last year. There was no long-term debt at January 31, 2020 compared to $1,556,000 at the end of the third quarter last year. The debt-to-equity ratio at January 31, 2020 was .35-to-1, as compared to .14-to-1 at January 31, 2019.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 ● FAX 704-873-1275

“Looking forward, we continue to focus on improving profitability through both short and long term actions. These activities included the restructuring plans initiated and substantially completed during this quarter as well as a multi-year plan to invest in our manufacturing capabilities and information technology platform to improve our competitiveness.” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “For purposes of our fourth quarter, we are working to ensure that the Company’s manufacturing volume is sufficient to operate our facilities efficiently, which in turn will drive an improvement in profitability.”

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended January 31,		Nine months ended January 31,
	2020	2019	2020	2019
Net sales	$34,225	$32,372	$113,283	$111,802
Cost of products sold	28,947	27,142	94,743	91,325

Gross profit	5,278	5,230	18,540	20,477
Operating expenses	7,350	5,232	19,875	16,810

Operating earnings (loss)	(2,072)	(2)	(1,335)	3,667
Other income	(29)	113	43	279
Interest expense, net	(150)	(76)	(452)	(258)

Earnings (loss) before income taxes	(2,251)	35	(1,744)	3,688
Income tax expense	(350)	20	1,822	803

Net earnings (loss)	(1,901)	15	(3,566)	2,885
Less: net earnings attributable to the noncontrolling interest	17	37	59	86

Net earnings (loss) attributable to Kewaunee Scientific Corporation	$(1,918)	$(22)	$(3,625)	$2,799

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	($0.70)	($0.01)	$(1.32)	$1.02
Diluted	($0.70)	($0.01)	$(1.32)	$1.00

Weighted average number of common shares outstanding
Basic	2,750	2,744	2,750	2,741
Diluted	2,750	2,794	2,750	2,799

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	January 31, 2020	April 30, 2019
Assets	(Unaudited)
Cash and cash equivalents	$3,554	$10,647
Restricted cash	2,509	509
Receivables, less allowances	27,409	33,259
Inventories	15,246	17,206
Prepaid expenses and other current assets	4,503	3,736

Total Current Assets	53,221	65,357
Net property, plant and equipment	15,905	16,462
Right of use assets	11,130	—
Other assets	4,105	5,404

Total Assets	$84,361	$87,223

Liabilities and Stockholders’ Equity
Short-term borrowings and interest rate swaps	$4,017	$9,513
Current portion of long-term operating lease obligations	2,088	—
Current portion of long-term debt and financing lease obligations	19	1,184
Accounts payable	11,661	15,190
Other current liabilities	7,711	6,846

Total Current Liabilities	25,496	32,733
Long-term portion of operating lease obligations	8,887	—
Other non-current liabilities	7,029	6,787

Total Liabilities	41,412	39,520
Kewaunee Scientific Corporation equity	42,649	47,100
Noncontrolling interest	300	603

Total Stockholders’ Equity	42,949	47,703

Total Liabilities and Stockholders’ Equity	$84,361	$87,223